Silgan
Holdings Inc.

Exhibit 99.1

SILGAN ANNOUNCES FIRST QUARTER 2023 RESULTS

Highlights
•Double digit growth in dispensing products for high value fragrance and beauty markets
•Organic volume growth of 3% in Metal Containers
•Confirms outlook for 2023 earnings and free cash flow
STAMFORD, CT, April 26, 2023 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, today reported first quarter 2023 net sales of $1.42 billion and net income of $72.0 million, or $0.65 per diluted share, as compared to first quarter 2022 net income of $84.9 million, or $0.76 per diluted share.

Adjusted net income per diluted share for the first quarter of 2023 was $0.78, after adjustments increasing net income per diluted share by $0.13. Adjusted net income per diluted share for the first quarter of 2022 was a record $0.79, after adjustments increasing net income per diluted share by $0.03. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Table A at the back of this press release.

“We're pleased with our first quarter performance and solid start to the year, as our businesses continued to deliver strong operating performance and successfully overcame headwinds of approximately $0.15 per diluted share from non-operating items of interest expense and foreign currency translation and from the timing of resin cost fluctuations in the first quarter,” said Adam Greenlee, President and CEO. “Each of our businesses remains focused and continues to execute on both our near-term and long-term strategic priorities, while delivering best-in-class service to our customers and expected organic volume growth in key markets. In our Dispensing and Specialty Closures business, unit volume increases for dispensing products were led by double digit volume growth in our fragrance and beauty markets. In our Metal Containers business, 3% organic volume growth was driven by strong demand for pet food, soup, and vegetable products. As we look to the full year of 2023, while the timing of our earnings growth will be more weighted to the second half of the year when the year-over-year impact of these headwinds are expected to ease, we are on track to deliver another year of strong organic adjusted EBIT growth, are confirming our estimate of 2023 adjusted earnings per diluted share in the range of $3.95 to $4.15, and believe Silgan is well positioned to continue to deliver significant value for shareholders in 2023 and beyond,” continued Mr. Greenlee. “Finally, on behalf of the nearly 16,000 Silgan employees around the world, we would like to acknowledge and thank our Co-Founders, Phil Silver and Greg Horrigan, for their leadership and vision in building a company filled with a focused and committed team of passionate people who are aligned to fulfill and build upon the legacy they leave behind for all of us, ” concluded Mr. Greenlee.

First Quarter Results

Net sales for the first quarter of 2023 were $1.42 billion, a decrease of $23.6 million, or 2%, as compared to the same period in the prior year. Excluding non-recurring sales associated with Russia

(Russia Sales) of $9.5 million in the first quarter of 2022 and the negative impact of foreign currency translation in the first quarter of 2023 of 1%, first quarter 2023 net sales were comparable to the prior year period.

Income before interest and income taxes (EBIT) for the first quarter of 2023 was $131.2 million, a decrease of $12.2 million as compared to $143.4 million for the first quarter of 2022. EBIT in the Metal Containers segment of $47.8 million in the first quarter of 2023 was higher than the prior year period. EBIT in the Dispensing and Specialty Closures segment of $70.9 million and in the Custom Containers segment of $18.5 million in the first quarter of 2023 were lower than the prior year period. Rationalization charges were $4.1 million and $1.4 million in the first quarters of 2023 and 2022, respectively. A reconciliation of EBIT for each segment to adjusted EBIT, a Non-GAAP financial measure used by the Company that adjusts EBIT for certain items, can be found in Table B at the back of this press release.

Interest and other debt expense before loss on early extinguishment of debt for the first quarter of 2023 was $36.8 million, an increase of $7.5 million as compared to the first quarter of 2022. As expected, this increase was primarily due to the impact of higher interest rates.

The effective tax rates were 23.8% and 24.6% for the first quarters of 2023 and 2022, respectively. The effective tax rate in 2023 was favorably impacted by higher income generated in more favorable tax jurisdictions.

First Quarter Segment Results

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $579.9 million in the first quarter of 2023, a decrease of $18.0 million, or 3%, as compared to $597.9 million in the first quarter of 2022.

Net sales in the first quarter of 2023 were comparable to the prior year quarter, excluding Russia Sales of $4.0 million in the first quarter of 2022 and unfavorable foreign currency translation of 2% in the first quarter of 2023. Overall price increased by 2% as the business continued to recover inflationary costs. As expected, this increase was offset by lower volume/mix of 2%, with double digit volume growth in higher margin dispensing products offset by lower volumes for closures for food and beverage markets due to the timing of customer purchases.

Dispensing and Specialty Closures adjusted EBIT decreased $13.6 million to $82.9 million in the first quarter of 2023 as compared to $96.5 million in the first quarter of 2022. The decline in adjusted EBIT was driven primarily by a less favorable price/cost relationship in the quarter due to the benefit in the prior year quarter of the lagged pass through of lower resin costs and the unfavorable impact in the current year quarter of the delayed pass through of rapidly escalating resin costs. Additionally, the segment benefited from the timing of an inventory management program in the first quarter of 2022.

Metal Containers
Net sales of the Metal Containers segment were $670.1 million in the first quarter of 2023, an increase of $19.4 million, or 3%, as compared to $650.7 million in the first quarter of 2022. Net sales in the Metal Containers segment increased 5% in the first quarter of 2023 as compared to the same period in 2022, excluding the impact of Russia Sales of $5.5 million in the first quarter of 2022 and unfavorable foreign currency translation of 1% in the first quarter of 2023. This increase was primarily the result of higher unit volume of 3% and favorable price/mix of 1%.

Metal Containers adjusted EBIT increased $19.5 million to $52.4 million in the first quarter of 2023 as compared to $32.9 million in the first quarter of 2022. The increase in adjusted EBIT was the result of favorable price/cost including mix due to the lagged contractual pass through of inflation in other manufacturing costs and higher volume in the quarter.

Custom Containers
Net sales of the Custom Containers segment were $168.3 million in the first quarter of 2023, a decrease of $25.0 million, or 13%, as compared to $193.3 million in the first quarter of 2022. This decrease was primarily the result of a volume reduction of 10% due largely to the planned non-renewal of contractual business that did not meet reinvestment criteria and unfavorable foreign currency translation of 1%. In addition, price/mix was 1% lower in the first quarter of 2023 due to the contractual pass through of lower resin costs.

Custom Containers adjusted EBIT decreased $3.3 million to $20.1 million in the first quarter of 2023 as compared to $23.4 million in the first quarter of 2022. The decrease in adjusted EBIT was the result of the anticipated decline in volume in the quarter, which was partly offset by a more favorable price/cost relationship as a result of strong operating performance.

Outlook for 2023
The Company continues to expect strong organic growth for dispensing and metal container products in 2023 and is confirming its estimate of adjusted net income per diluted share for the full year of 2023 in the range of $3.95 to $4.15, as compared to record adjusted net income per diluted share for the full year of 2022 of $4.01 which included $0.09 per diluted share from non-recurring income associated with Russia. This estimate includes the unfavorable impact of higher interest expense of approximately $0.20 per diluted share versus the prior year and the delayed pass through of higher resin costs in the first half of 2023, which is expected to be recovered in the second half of the year. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

The Company continues to expect interest expense before loss on early extinguishment of debt of approximately $155 million in 2023 and an effective tax rate for 2023 of approximately 24% to 25%.

The Company continues to expect free cash flow in 2023 of approximately $425 million as compared to $368.2 million in 2022. Free cash flow in 2023 is expected to benefit from strong operating performance and improvements in working capital, partially offset by higher interest payments as a result of higher interest rates. Capital expenditures are expected to be approximately $250 million in 2023.

For the second quarter of 2023, the Company expects organic volume growth in its Dispensing and Specialty Closures segment driven by improving demand across major product categories and continued volume growth in the Metal Containers segment, offset by lower volumes in the Custom Containers segment. The Company is providing an estimate of adjusted net income per diluted share for the second quarter of 2023 in the range of $0.85 to $0.95, as compared to a record $1.09 in the second quarter of 2022. This anticipated year-over-year change is primarily due to higher interest expense of $0.10, non-recurring income associated with Russia of $0.06, and lower EBIT in the Custom Containers segment. Additionally, the second quarter of 2023 is expected to continue to be unfavorably impacted by the lagged pass through of resin cost escalation late in the first quarter of 2023. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

Conference Call
Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the first quarter of 2023 at 11:00 a.m. eastern time on Wednesday, April 26, 2023. The conference call will be webcast live via audio, and both the webcast and this press release can be accessed at www.silganholdings.com. Those who wish to participate in the conference call via teleconference from the U.S. and Canada should dial (888) 660-6144 and from outside the U.S. and Canada should dial (929) 203-0865. A taped replay of the conference call will be available through May 10, 2023 by calling (800) 770-2030 for those in the U.S. and Canada or (647) 362-9199 for those outside the U.S. and Canada. The replay can also be accessed via audio webcast at www.silganholdings.com. The Conference ID for both the conference call and the replay is 1397141.
* * *
Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $6.4 billion in 2022. Silgan operates 110 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2022 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

Contact:
Alexander Hutter
Vice President, Investor Relations
AHutter@silgan.com
203-406-3187

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
For the quarter ended March 31,
(Dollars and shares in millions, except per share amounts)

	2023	2022

Net sales	$1,418.3	$1,441.9

Cost of goods sold	1,180.3	1,208.4

Gross profit	238.0	233.5

Selling, general and administrative expenses	101.4	100.0

Rationalization charges	4.1	1.4

Other pension and postretirement expense (income)	1.3	(11.3)

Income before interest and income taxes	131.2	143.4

Interest and other debt expense before loss on early extinguishment of debt	36.8	29.3

Loss on early extinguishment of debt	—	1.5

Interest and other debt expense	36.8	30.8

Income before income taxes	94.4	112.6

Provision for income taxes	22.4	27.7

Net income	$72.0	$84.9

Earnings per share (EPS):
Basic net income per share	$0.65	$0.77
Diluted net income per share	$0.65	$0.76

Cash dividends per common share	$0.18	$0.16

Weighted average shares:
Basic	110.2	110.6
Diluted	110.8	111.4

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in millions)

	March 31,	March 31,	Dec. 31,
	2023	2022	2022
Assets:
Cash and cash equivalents	$501.1	$259.6	$585.6
Trade accounts receivable, net	936.0	852.9	658.0
Inventories	1,055.1	1,018.7	769.4
Other current assets	132.8	150.6	119.7
Property, plant and equipment, net	1,930.0	1,979.7	1,931.5
Other assets, net	3,306.7	3,448.9	3,281.6
Total assets	$7,861.7	$7,710.4	$7,345.8

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,059.3	$1,177.8	$1,357.8
Current and long-term debt	4,155.1	3,984.8	3,425.4
Other liabilities	866.0	909.6	844.3
Stockholders' equity	1,781.3	1,638.2	1,718.3
Total liabilities and stockholders' equity	$7,861.7	$7,710.4	$7,345.8

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2023	2022
Cash flows provided by (used in) operating activities:
Net income	$72.0	$84.9
Adjustments to reconcile net income to net cash
(used in) operating activities:
Depreciation and amortization	66.2	69.1
Rationalization charges	4.1	1.4
Loss on early extinguishment of debt	—	1.5
Other changes that provided (used) cash, net of effects from acquisitions:
Trade accounts receivable, net	(271.2)	(141.1)
Inventories	(280.0)	(222.1)
Trade accounts payable and other changes, net	(222.8)	(61.1)
Net cash (used in) operating activities	(631.7)	(267.4)

Cash flows provided by (used in) investing activities:
Purchase of businesses, net of cash acquired	—	(1.3)
Capital expenditures	(67.9)	(68.5)
Other investing activities	0.9	(0.2)
Net cash (used in) investing activities	(67.0)	(70.0)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(20.6)	(18.7)
Changes in outstanding checks - principally vendors	(61.4)	(225.9)
Shares repurchased under authorized repurchase program	(4.8)	—
Net borrowings and other financing activities	697.2	208.8
Net cash provided by (used in) financing activities	610.4	(35.8)

Effect of exchange rate changes on cash and cash equivalents	3.8	1.4

Cash and cash equivalents:
Net (decrease)	(84.5)	(371.8)
Balance at beginning of year	585.6	631.4
Balance at end of period	$501.1	$259.6

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL SEGMENT FINANCIAL DATA
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2023	2022
Net sales:
Dispensing and Specialty Closures	$579.9	$597.9
Metal Containers	670.1	650.7
Custom Containers	168.3	193.3
Consolidated	$1,418.3	$1,441.9

Income before interest and income taxes (EBIT)
Dispensing and Specialty Closures	$70.9	$87.3
Metal Containers	47.8	38.0
Custom Containers	18.5	24.7
Corporate	(6.0)	(6.6)
Consolidated	$131.2	$143.4

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter ended March 31,
(Dollars and shares in millions, except per share amounts)

Table A

	2023		2022
	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS

U.S. GAAP net income and diluted EPS
	$72.0	$0.65	$84.9	$0.76

Adjustments (a)	14.4	0.13	3.3	0.03
Non-U.S. GAAP adjusted net income and adjusted diluted EPS
	$86.4	$0.78	$88.2	$0.79

Weighted average number of common shares outstanding - Diluted
		110.8		111.4

(a) Adjustments consist of items in the table below

	2023	2022
Adjustments:
Acquired intangible asset amortization expense	$13.2	$13.4
Other pension expense (income) for U.S. pension plans	0.9	(12.0)
Rationalization charges	4.1	1.4
Loss on early extinguishment of debt	—	1.5
Pre-tax impact of adjustments	18.2	4.3
Tax impact of adjustments	3.8	1.0
Net impact of adjustments	$14.4	$3.3

Weighted average number of common shares outstanding - Diluted
	110.8	111.4
Diluted EPS impact from adjustments	$0.13	$0.03

Adjusted tax rate	23.3%	24.6%

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED EBIT (2)
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

Table B

	2023	2022
Dispensing and Specialty Closures:
Income before interest and income taxes (EBIT)	$70.9	$87.3
Acquired intangible asset amortization expense	11.8	12.0
Other pension expense (income) for U.S. pension plans	0.1	(2.8)
Rationalization charges	0.1	—
Adjusted EBIT	$82.9	$96.5

Metal Containers:
Income before interest and income taxes (EBIT)	$47.8	$38.0
Acquired intangible asset amortization expense	0.3	0.3
Other pension expense (income) for U.S. pension plans	0.4	(6.7)
Rationalization charges	3.9	1.3
Adjusted EBIT	$52.4	$32.9

Custom Containers:
Income before interest and income taxes (EBIT)	$18.5	$24.7
Acquired intangible asset amortization expense	1.1	1.1
Other pension expense (income) for U.S. pension plans	0.4	(2.5)
Rationalization charges	0.1	0.1
Adjusted EBIT	$20.1	$23.4

Corporate:
Loss before interest and income taxes (EBIT)	$(6.0)	$(6.6)
Adjusted EBIT	$(6.0)	$(6.6)

Total adjusted EBIT	$149.4	$146.2

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,
(Dollars and shares in millions, except per share amounts)

Table C

	Second Quarter,			Year Ended
	June 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2023	2023	2022	2023	2023	2022

U.S. GAAP net income as estimated for 2023
and as reported for 2022	$82.7	$94.2	$92.7	$390.2	$413.2	$340.8
Adjustments (a)	11.4	11.4	28.5	47.5	47.5	104.6
Non-U.S. GAAP adjusted net income as estimated for 2023 and presented for 2022
	$94.1	$105.6	$121.2	$437.7	$460.7	$445.4

U.S. GAAP diluted EPS as estimated for 2023
and as reported for 2022	$0.75	$0.85	$0.83	$3.52	$3.72	$3.07
Adjustments (a)	0.10	0.10	0.26	0.43	0.43	0.94
Non-U.S. GAAP adjusted diluted EPS as estimated for 2023 and presented for 2022
	$0.85	$0.95	$1.09	$3.95	$4.15	$4.01

(a) Adjustments consist of items in the table below

	Second Quarter,		Year Ended
	June 30,		December 31,
	2023	2022	2023	2022
	Estimated	Actual	Estimated	Actual
Adjustments:
Acquired intangible asset amortization expense	$13.2	$13.1	$52.8	$52.6
Other pension expense (income) for U.S. pension plans	0.8	(12.0)	3.3	(47.5)
Rationalization charges	1.1	3.4	6.1	74.1
European Commission settlement	—	25.2	—	25.2
Loss on early extinguishment of debt	—	—	—	1.5
Pre-tax impact of adjustments	15.1	29.7	62.2	105.9
Tax impact of adjustments	3.7	1.2	14.7	1.3
Net impact of adjustments	$11.4	$28.5	$47.5	$104.6

Weighted average number of common shares outstanding - Diluted
	110.7	111.2	110.8	111.0
Diluted EPS impact from adjustments	$0.10	$0.26	$0.43	$0.94

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension income for U.S. pension plans, rationalization charges, the charge for the European Commission settlement and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension income from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. The charge for the European Commission settlement is non-recurring and non-operational and relates to prior years and is not indicative of the on-going cost structure of the Company. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented adjusted EBIT for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension income for U.S. pension plans and rationalization charges from EBIT for the Company and each of its segments as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension income from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.